EXHIBIT 99.1

 FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE RESULTS FOR FISCAL YEAR 2014

Fifteenth Consecutive Quarter of Year-Over-Year Growth in Total Revenues and Adjusted EBITDA

PASADENA, CA – February 10, 2014 – General Finance Corporation (NASDAQ: GFN), the parent company of businesses in the mobile storage, modular space and liquid containment industries (the “Company”), today announced its consolidated financial results for the second quarter and six months (“YTD”) ended December 31, 2013. The consolidated results include majority-owned Royal Wolf Holdings Limited (“Royal Wolf”), the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand,  wholly-owned Pac-Van, Inc. (“Pac-Van”), a prominent regional provider of portable storage, office and liquid storage tank containers, mobile offices and modular buildings in North America, and 90%-owned Southern Frac, LLC (“Southern Frac”), a domestic manufacturer of portable liquid storage tank containers.

Second Quarter 2014 Highlights

•	Total revenues were $65.6 million, an increase of 4% over the second quarter of fiscal year 2013.
•	Leasing revenues comprised 55% of total non-manufacturing revenues versus 56% for the second quarter of fiscal year 2013.
•	Adjusted EBITDA was $16.6 million, an increase of 15% over the second quarter of fiscal year 2013.
•	Adjusted EBITDA margin was 25%, compared to 23% in the second quarter of fiscal year 2013.
•	Net income attributable to common shareholders was $1.6 million, or $0.07 per share, compared to $1.7 million, or $0.08 per share, for the second quarter of fiscal year 2013.
•	Average fleet unit utilization at Royal Wolf was 84%.
•	Average fleet unit utilization at Pac-Van was 80%.
•	Three acquisitions completed during the quarter.

YTD 2014 Highlights

•	Total revenues were $131.4 million, an increase of 13% over the first six months of fiscal year 2013.
•	Leasing revenues comprised 52% of total non-manufacturing revenues versus 56% for the first six months of fiscal year 2013.
•	Adjusted EBITDA was $29.4 million, an increase of 9% over the first six months of fiscal year 2013.
•	Net income attributable to common shareholders was $2.0 million, or $0.08 per share, compared to $2.7 million, or $0.12 per share, for the first six months of fiscal year 2013.
•	Average fleet utilization at Royal Wolf was 82%.
•	Average fleet utilization at Pac-Van was 79%
•	Six acquisitions completed during the first six months of fiscal year 2014.

Management Commentary

"We are very pleased with our performance for the second quarter of fiscal year 2014, where we posted our fifteenth consecutive quarter of year-over-year growth in revenues and adjusted EBITDA,” said Ronald Valenta, President and Chief Executive Officer of General Finance Corporation. “Our growth strategy of increasing the size of our lease fleet in the attractive container asset class continues to be validated by the improved results that we continue to see at both Pac-Van and Royal Wolf. At Pac-Van, we are experiencing growth in most of our product lines, particularly for our portable liquid storage tank containers and our portable storage containers.  At Royal Wolf, our innovative products are enabling us to continue to gain market share, particularly in the resources sector, but also in the transport and government sectors, where new product introductions have helped deliver growth. Additionally, we continue to make accretive acquisitions, completing two in North America and one in the Asia-Pacific region during the second quarter and, through the first six months, four in North America and two in the Asia-Pacific region.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “Pac-Van delivered a strong financial performance in the quarter by increasing revenues and adjusted EBITDA by 18% and 56%, respectively. Royal Wolf reported an increase in revenues and adjusted EBITDA of 11% and 2% from the second quarter of fiscal year 2013, respectively, despite a decline of approximately 11% in the Australian dollar relative to the U.S. dollar. These positive results, combined with our strong financial position, provide ample flexibility to continue pursuing our growth strategy.”

Mr. Barrantes continued, “We are also very pleased to announce that late last week, Pac-Van amended its credit facility to, among other things, increase the maximum borrowing capacity from $120 million to $200 million and add two new lenders to the syndicate, One West Bank and Capital One. In addition, we achieved better pricing on the revised facility.  I would like to welcome our new lenders and express our gratitude for the support that we continue to receive from our bank syndicate.”

Second Quarter 2014 Operating Summary

Asia-Pacific
Royal Wolf’s revenues for the second quarter of fiscal year 2014 totaled $41.5 million, compared with $37.5 million for the second quarter of fiscal year 2013, an increase of 11%.  This increase in revenues was driven primarily by growth in the mining, transport and government sectors, offset somewhat by decreases in most other sectors.  Adjusted EBITDA for the second quarter of 2014 was $11.1 million, compared with $10.9 million for the year-ago quarter, an increase of 2%.  On a local currency basis, revenues and adjusted EBITDA increased by 24% and 14%, respectively. Royal Wolf experienced lower than normal profitability for the second quarter of 2014, due, in part, to the completion of a lower margin sales contract to a freight logistics customer and continued softness in the eastern seaboard of Australia.

North America
Pac-Van’s revenues for the second quarter of fiscal year 2014 totaled $21.4 million, compared with $18.1 million for the second quarter of fiscal year 2013, an increase of 18%, driven by higher leasing revenues. Pac-Van’s leasing revenues increased 28% over the year-ago quarter due to improved demand across most sectors, particularly in construction, commercial (which includes oil and gas customers) and retail. Adjusted EBITDA for the second quarter of fiscal year 2014 was $6.1 million, compared with $3.9 million for the year-ago quarter, an increase of 56%.  Strong lease fleet utilization, a 32% increase in the average number of units on lease and improved lease rates for storage containers, office containers and mobile offices all contributed to the increased adjusted EBITDA.

Southern Frac’s manufacturing revenues for the second quarter of fiscal year 2014 totaled $6.5 million.  Included in this amount were intercompany revenues of $3.8 million from portable liquid tank containers sold to Pac-Van and eliminated in the Company’s consolidated results. This compares to $11.3 million and $3.6 million of stand-alone and intercompany revenues, respectively, during the second quarter of fiscal year 2013. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $0.8 million for the quarter, as compared to $0.9 million in the second quarter of fiscal year 2013. While total stand-alone manufacturing revenues declined by approximately $4.8 million, primarily as a result of lower oil and gas drilling activity between the periods, adjusted EBITDA only declined by $0.1 million; due to, among other things, efficiencies attained in the manufacturing process, including lower material costs.

Balance Sheet and Liquidity Overview

At December 31, 2013, the Company had total debt of $198.9 million and cash and cash equivalents of $2.4 million, compared with $163.0 million and $6.3 million at June 30, 2013, respectively. Royal Wolf had $5.8 million of availability under its $113.5 million credit facility and Pac-Van had $35.1 million of availability under its $120 million credit facility.

During the first six months of fiscal year 2014, the Company generated cash from operating activities of $15.8 million, as compared to $10.6 million for the first six months of fiscal year 2013. For the first six months of fiscal year 2014, the Company invested a net $33.4 million ($17.7 million in North America and $15.7 million in the Asia-Pacific) in the lease fleet, as compared to $24.1 million in net fleet investment ($11.3 million in North America and $12.8 million in the Asia-Pacific) in the first six months of fiscal year 2013.

Receivables were $32.2 million at December 31, 2013, as compared to $34.4 million at June 30, 2013. Days sales outstanding in receivables were 38 days and 48 days for Royal Wolf and Pac-Van, respectively, compared to 44 days and 50 days at June 30, 2013, respectively.

As of December 31, 2013, General Finance owned over 50% of Royal Wolf’s total shares outstanding.  The value of these shares is approximately $140.6 million, or $5.77 per outstanding GFN common share, based on Royal Wolf’s February 7, 2014 closing price of A$3.13 and an AUD/USD exchange rate of 0.895.

Outlook

Management remains comfortable that consolidated adjusted EBITDA should increase 10% to 13% in fiscal year 2014 from fiscal year 2013. However, based primarily on our year-to-date results and revised expectations for lower than originally forecasted Southern Frac sales to external customers, management believes that consolidated revenues for fiscal year 2014 should be in the range of $250 million to $260 million. This outlook does not take into account the impact of current year acquisitions.

Conference Call Details

Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time), to discuss the Company’s operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 42980377. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

A replay of the conference call may be accessed through February 24, 2014 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 42980377.

After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is the parent company of businesses in the mobile storage, modular space and liquid containment (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s principal operating subsidiaries are majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand,  wholly-owned Pac-Van, Inc. (www.pacvan.com), a prominent regional provider of portable storage, office and liquid storage tank containers, mobile offices and modular buildings in North America, and 90%-owned Southern Frac, LLC (www.southernfrac.com), a domestic manufacturer of portable liquid storage tank containers.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, market interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian mining industry or the U.S. construction industry or a write-off of all or a part of our goodwill and intangible assets. These involve risks and uncertainties that could cause actual outcomes and results to differ materially from those described in forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223
-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended December 31,		Six Months Ended December 31,
	2012	2013	2012	2013

Revenues
Sales:
Lease inventories and fleet	$24,276	$28,417	$47,998	$59,646
Manufactured units	7,731	2,703	7,731	6,148
	32,007	31,120	55,729	65,794
Leasing	31,345	34,509	61,012	65,581
	63,352	65,629	116,741	131,375

Costs and expenses
Cost of sales:
Lease inventories and fleet (exclusive of the items shown separately below)	18,091	21,604	35,403	46,392
Manufactured units	6,549	1,965	6,549	4,573
Direct costs of leasing operations	11,397	12,100	22,381	24,044
Selling and general expenses	13,342	14,018	26,275	28,196
Depreciation and amortization	5,287	5,802	10,587	11,262

Operating income	8,686	10,140	15,546	16,908

Interest income	17	11	40	23
Interest expense	(2,630)	(2,334)	(5,855)	(4,726)
Foreign currency exchange gain (loss) and other	107	56	468	(549)
	(2,506)	(2,267)	(5,347)	(5,252)

Income before provision for income taxes	6,180	7,873	10,199	11,656

Provision for income taxes	2,349	3,291	3,876	4,872

Net income	3,831	4,582	6,323	6,784

Preferred stock dividends	(43)	(922)	(86)	(1,675)
Noncontrolling interests	(2,067)	(2,037)	(3,553)	(3,084)

Net income attributable to common stockholders	$1,721	$1,623	$2,684	$2,025

Net income per common share:
Basic	$0.08	$0.07	$0.12	$0.08
Diluted	0.08	0.07	0.12	0.08

Weighted average shares outstanding:
Basic	22,026,631	24,342,102	22,025,690	24,334,977
Diluted	22,631,194	24,986,979	22,630,253	24,979,854

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2013	December 31, 2013
Assets		(Unaudited)
Cash and cash equivalents	$6,278	$2,445
Trade and other receivables, net	34,360	32,168
Inventories	31,858	39,180
Prepaid expenses and other	5,571	5,869
Property, plant and equipment, net	19,840	21,008
Lease fleet, net	290,165	327,231
Goodwill	68,692	71,001
Other intangible assets, net	16,402	14,882
Total assets	$473,166	$513,784

Liabilities
Trade payables and accrued liabilities	$32,238	$35,340
Income taxes payable	496	239
Unearned revenue and advance payments	15,764	12,352
Senior and other debt	162,951	198,903
Deferred tax liabilities	27,576	32,016
Total liabilities	239,025	278,850

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 24,330,257 and 24,355,220 shares issued and outstanding at June 30, 2013 and December 31, 2013, respectively	2	2
Additional paid-in capital	120,146	119,168
Accumulated other comprehensive loss	(906)	(2,248)
Accumulated deficit	(19,179)	(15,479)
Total General Finance Corporation stockholders’ equity	140,163	141,543
Equity of noncontrolling interests	93,978	93,391
Total equity	234,141	234,934
Total liabilities and equity	$473,166	$513,784

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income on a consolidated basis and from operating income for our operating units (in thousands):

	Quarter Ended December 31,		Six Months Ended December 31,
	2012	2013	2012	2013
Net income	$3,831	$4,582	$6,323	$6,784
Add (deduct) —
Provision for income taxes	2,349	3,291	3,876	4,872
Foreign currency exchange loss (gain) and other	(107)	(56)	(468)	549
Interest expense	2,630	2,334	5,855	4,726
Interest income	(17)	(11)	(40)	(23)
Depreciation and amortization	5,396	5,975	10,696	11,634
Share-based compensation expense	348	464	646	870
Adjusted EBITDA	$14,430	$16,579	$26,888	$29,412

		Quarter Ended December 31, 2012			Quarter Ended December 31, 2013
	Pac-Van	Royal Wolf	Southern Frac	Corporate and Intercompany Adjustments	Pac-Van	Royal Wolf	Southern Frac	Corporate and Intercompany Adjustments
Operating income	$2,333	$7,027	$720	$(892)	$4,198	$6,974	$500	$(843)
Add (deduct) -
Depreciation and amortization	1,489	3,710	193	4	1,804	3,938	233	—
Share-based compensation expense	60	164	-	124	71	215	26	152
Adjusted EBITDA	$3,882	$10,901	$913	$(764)	$6,073	$11,127	$759	$(691)
Intercompany adjustments				$(502)				$(689)

		Six Months Ended December 31, 2012			Six Months Ended December 31, 2013
	Pac-Van	Royal Wolf	Southern Frac	Corporate and Intercompany Adjustments	Pac-Van	Royal Wolf	Southern Frac	Corporate and Intercompany Adjustments
Operating income	$ 4,226	$ 13,070	$ 720	$ (1,968)	$ 7,111	$ 12,026	$ 1,268	$ (1,882)
Add (deduct) -
Depreciation and amortization	2,892	7,603	193	8	3,460	7,681	492	1
Share-based compensation expense	122	265	-	259	169	353	52	296
Adjusted EBITDA	$ 7,240	$ 20,938	$ 913	$ (1,701)	$ 10,740	$ 20,060	$ 1,812	$ (1,585)
Intercompany adjustments				$ (502)				$ (1,615)